Exhibit 99.1

Contact:	Robert Jaffe Robert Jaffe Co., LLC (424) 288-4098

LANNETT NAMES MAUREEN CAVANAUGH SENIOR VICE PRESIDENT AND CHIEF COMMERCIAL OPERATIONS OFFICER

—Company Re-aligns Management Responsibilities—

Philadelphia, PA — April 20, 2018 — Lannett Company, Inc. (NYSE: LCI) today announced the appointment of Maureen M. Cavanaugh to the newly created position, senior vice president and chief commercial operations officer, effective May 7, 2018.  In this role, Cavanaugh will be responsible for sales and marketing, research and development (R&D) and regulatory affairs.

“Maureen brings nearly 30 years of pharmaceutical industry experience, having served in senior level positions with some of the world’s largest and most highly regarded generic and innovative drug companies,” said Tim Crew, chief executive officer of Lannett.  “Maureen is extremely skilled at building and leading high performing businesses and has broad expertise across a number of operational functions, especially planning and executing new product launches, strategic product management, identifying portfolio opportunities and coordinating activities between key functional areas within an organization.  Maureen is a tremendous advocate of our industry and customers, and her joining the team is further evidence of Lannett’s expansive opportunities.  I am delighted to be working with her again.”

For the last 11 years, Cavanaugh worked for Teva Pharmaceuticals USA, most recently as senior vice president, chief commercial officer, North America Generics, where she had oversight responsibility for leading trade sales, new product planning and portfolio management teams, as well as the long range planning and strategy development processes for the company’s U.S. generics business.  Earlier at Teva, she was general manager, U.S. generics with responsibility for sales and marketing and, before that, held a variety of positions in marketing and customer operations.  Cavanaugh previously served as senior director, marketing for PAR Pharmaceuticals; and, director, product management and market research for Sandoz (the generic drug division of Novartis).  Prior to that, she held a number of finance, sales and marketing operations positions at Bristol Myers-Squibb.

In conjunction with the appointment of Cavanaugh, the company re-aligned management responsibilities to further strengthen operational execution and empowerment.  John Kozlowski has been named chief of staff and strategy officer and John Abt, DBA, has been promoted to vice president and chief quality and operations officer.  Kozlowski, who joined Lannett in 2009 and most recently served as chief operating officer, will be responsible for business development, strategy, project management and human resources.  Dr. Abt, who has served for the last three years as vice president of quality and previously served as vice president of U.S. operations for Teva, will now have overall responsibility for production, supply chain and quality.

Crew added, “These changes leverage the strength of our senior management team and will help us capitalize on our growth opportunities.”

About Lannett Company, Inc.:

Lannett Company, founded in 1942, develops, manufactures, packages, markets and distributes generic pharmaceutical products for a wide range of medical indications. For more information, visit the company’s website at www.lannett.com.

This news release contains certain statements of a forward-looking nature relating to future events or future business performance.  Any such statement, including, but not limited to, growing and broadening the company’s product offering and profitability, whether expressed or implied, is subject to market and other conditions, and subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated due to a number of factors which include, but are not limited to, the risk factors discussed in the Company’s Form 10-K and other documents filed with the SEC from time to time, including the prospectus supplement related to the proposed offering to be filed with the SEC.  These forward-looking statements represent the Company’s judgment as of the date of this news release.  The Company disclaims any intent or obligation to update these forward-looking statements.

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